Exhibit 10.4

FORM OF PERFORMANCE SHARE UNIT AWARD AGREEMENT FOR THE MARRIOTT INTERNATIONAL, INC. STOCK AND CASH INCENTIVE PLAN
THIS AGREEMENT (the “Agreement”) is entered into on <<GRANT DATE>> (the “Grant Date”) by MARRIOTT INTERNATIONAL, INC. (the “Company”) and <<PARTICIPANT NAME>> (“Employee”).
WITNESSETH:
WHEREAS, the Company maintains the Marriott International, Inc. Stock and Cash Incentive Plan, as amended (the “Plan”); and
WHEREAS, the Company wishes to award to designated employees certain Other Share-Based Awards as provided in Article 10 of the Plan to be known as “Performance Share Unit” awards; and
WHEREAS, Employee has been approved by the Compensation Policy Committee (the “Committee”) of the Company’s Board of Directors (the “Board”) to receive an award of Performance Share Units under the Plan;
NOW, THEREFORE, it is agreed as follows:

1.Employee Acknowledgment. Employee has been provided with, and hereby acknowledges receipt of, a Prospectus for the Plan, which contains, among other things, a detailed description of the Other Share-Based Awards provisions of the Plan. Employee further acknowledges that he or she has read the Prospectus, the Plan and this Agreement (including the Jurisdiction-Specific Addendum), and that Employee understands the provisions thereof.

2.Incorporation of the Plan and Interpretation. The provisions of the Plan are incorporated herein by reference and form an integral part of this Agreement. Except as otherwise set forth herein, capitalized terms used herein shall have the meanings given to them in the Plan. In the event of any inconsistency between this Agreement and the Plan, the terms of the Plan shall govern. A copy of the Plan is available from the Compensation Department of the Company upon request. All decisions and interpretations made by the Committee or its delegate with regard to any question arising hereunder or under the Plan shall be binding and conclusive.

3.Grant of Performance Share Units. Subject to the terms of the Plan and Employee’s acceptance of this Agreement, the Company hereby grants this target award (the “Award”) of <<QTY GRANTED>> Performance Share Units as of the Grant Date. The Performance Share Units are contingently awarded and will be earned and payable if and to the extent that (i) the performance goals set forth in Appendix A are achieved for the <<#>>-year performance period beginning January 1, <<YEAR>> and ending December 31, <<YEAR>> (the “Performance Period”), and (ii) the Conditions of Transfer set forth in paragraph 5 are satisfied.
The number of Performance Share Units that Employee will earn (if any) may be greater, equal to or less than the Award, and will be based on the performance level achieved. Performance level is measured against the threshold, target and maximum performance levels set forth in Appendix A. The number of Performance Share Units earned is calculated as a percentage of the Award: if the threshold performance level is achieved, <<X>>% of the number of Performance Share Units subject to the Award will be earned; if the target performance level is achieved, 100% of the Performance Share Units subject to the Award will be earned; if the maximum performance level is achieved, <<X>>% of the Performance Share Units subject to the Award will be earned. If actual performance is between levels, the number of Performance Share Units earned will be interpolated on a straight line basis for pro-rata achievement of the performance goals. Failure to achieve threshold performance will result in no Performance Share Units being earned. The Award shall remain forfeitable except to the extent the Committee certifies the performance at the end of the Performance Period and the Conditions of Transfer set forth in paragraph 5 are satisfied.
4.Distribution of Performance Share Units. Subject to satisfaction of the performance goal set forth in Appendix A and the Conditions of Transfer in paragraph 5, the Performance Share Units shall be distributed on February 15, <<YEAR>>, or if later, the day after the Committee certifies that the performance goal set forth in Appendix A has been satisfied at the end of the Performance Period (the “Distribution Date”). In the event that on the Distribution Date stock of the Company is not traded on the NASDAQ or another national exchange, then the Distribution Date shall be the next following day on which the stock of the Company is traded on the NASDAQ or another national exchange. Notwithstanding the foregoing, the Distribution Date shall not be later than December 31, <<YEAR>>.
On the Distribution Date, provided the threshold performance goal set forth in Appendix A and the Conditions of Transfer have been satisfied, the Company shall transfer a corresponding number of shares of the Class A Common Stock of the Company (the “Common Shares”) (which may be reduced by the number of shares withheld to satisfy withholding taxes as set forth in paragraph 9 below, if share reduction is the method utilized for satisfying the tax withholding obligation) to an individual brokerage account (the “Account”) established and maintained in Employee’s name. Employee shall have all the rights of a stockholder with respect to such Common Shares transferred to the Account, including but not limited to the right to vote the Common Shares , to sell, transfer, liquidate or otherwise dispose of the Common Shares, and to receive all dividends or other distributions paid or made with respect to the Common Shares from the time they are deposited in the Account. Employee shall have no voting, transfer, liquidation, dividend or other rights of a Common Share stockholder with respect to Performance Share Units prior to such time that the corresponding Common Shares are transferred, if at all, to Employee’s Account. The Performance Share Units will at all times prior to settlement represent an unsecured Company obligation payable only from the Company’s general assets.
5. Conditions of Transfer. With respect to any Performance Share Units awarded to Employee, as a condition of Employee receiving a transfer of corresponding Common Shares in accordance with paragraph 4 above, Employee shall meet all of the following conditions during the entire period from the Grant Date hereof through the Distribution Date relating to such Performance Share Units:

(a)	Employee must continue to be an active employee of the Company (“Continuous Employment”);

(b)	Employee must refrain from Engaging in Competition (as defined in Section 2.25 of the Plan) without first having obtained the written consent thereto from the Company (“Non-competition”); and

(c)
Employee must refrain from committing any criminal offense or malicious tort relating to or against the Company or, as determined by the Committee in its discretion, engaging in willful acts or omissions or acts or omissions of gross negligence that are or potentially are injurious to the Company’s operations, financial condition or business reputation. (“No Improper Conduct”). The Committee’s determination as to whether or not particular conduct constitutes Improper Conduct shall be conclusive.

If Employee fails to meet the requirements relating to (i) Continuous Employment, (ii) Non-competition, or (iii) No Improper Conduct, then Employee shall forfeit the right to receive a distribution of any Performance Share Units for which the above conditions of transfer have not already been met as of the time such failure is determined, and Employee shall accordingly forfeit the right to receive the transfer of title to any corresponding Common Shares. As used in this paragraph 5, the term “Company” shall include the Company and its Subsidiaries.
6. Non-Assignability. The Performance Share Units shall not be assignable or transferable by Employee except by will or by the laws of descent and distribution. During Employee’s lifetime, the Performance Share Units may be exercised only by Employee or, in the event of incompetence, by Employee’s legally appointed guardian.
7. Effect of Death/Disability or Retirement. Except as specified below, if the Employee ceases to be employed by the Company before the Distribution Date, the Award will be forfeited.

(a)
In the event Employee’s Continuous Employment terminates prior to the Distribution Date by reason of death or Employee incurs a Disability (as defined in Section 2.19 of the Plan) prior to the Distribution Date, and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such death or Disability, then Employee shall upon death or Disability (as the case may be) be deemed to have fully satisfied all of the Conditions of Transfer in paragraph 5 and to have met the target level of performance with respect to the goal set forth in Appendix A, and the distribution of the Performance Share Units will occur as soon as administratively practicable thereafter.

(b)
In the event Employee’s Continuous Employment terminates prior to the Distribution Date by reason of Employee’s Retirement (as defined below), and if Employee had otherwise met the requirements of Continuous Employment, Non-competition and No Improper Conduct from the Grant Date through the date of such Retirement, and provided that Employee continues to meet the requirements of Non-competition and No Improper Conduct, then Employee’s rights hereunder with respect to any outstanding Performance Share Units shall continue in the same manner as if Employee continued to meet the Continuous Employment requirement through the Distribution Date related to the Performance Share Units, except not for that portion of Performance Share Units granted less than one year prior to Employee’s termination equal to such number of shares multiplied by the ratio of (a) the number of days after the termination date and before February 15, <<YEAR>>, over (b) the number of days in the twelve (12) month period between the Grant Date and February 15, <<YEAR>>. For purposes of this Agreement, “Retirement” shall mean termination of employment by retiring with the specific approval of the Committee (or its delegate) on or after such date on which Employee has attained age 55 and completed ten (10) Years of Service.

8. Non-Solicitation. In consideration of good and valuable consideration in the form of the Performance Share Unit Awards granted herein to which Employee is not otherwise entitled, the receipt and sufficiency of which are hereby acknowledged, and in recognition of the Company’s legitimate purpose of avoiding for limited times competition from persons whom the Company has trained and/or given experience, Employee agrees that during the period beginning on the Grant Date and ending one year following his or her termination of employment with the Company, whether such termination of employment is voluntary or involuntary or with or without cause, he or she will not, on his or her own behalf or as a partner, officer, director, employee, agent, or consultant of any other person or entity, directly or indirectly contact, solicit or induce (or attempt to solicit or induce) any employee of the Company to leave their employment with the Company or consider employment with any other person or entity. Employee and the Company agree that any breach by Employee of the non-solicitation obligation under this paragraph will cause the Company immediate, material and irreparable injury and damage, and there is no adequate remedy at law for such breach. Accordingly, in the event of such breach, in addition to any other remedies it may have at law or in equity, the Company shall be entitled immediately to seek enforcement of this Agreement in a court of competent jurisdiction by means of a decree of specific performance, an injunction without the posting of a bond or the requirement of any other guarantee, any other form of equitable relief, and/or liquidated damages in the amount of one hundred fifty percent (150%) of the Fair Market Value of the Awards granted hereunder as of the Grant Date, and the Company is entitled to recover from Employee the costs and attorneys’ fees it incurs to recover under or enforce this Agreement. This provision is not a waiver of any other rights that the Company may have under this Agreement, including the right to receive money damages. As used in this paragraph 8, the term “Company” shall include the Company and its Subsidiaries.
9. Taxes. The transfer of Common Shares shall be subject to the further condition that the Company shall provide for the withholding of any taxes required by applicable federal, state, or local law by reducing the number of Common Shares to be transferred to Employee’s Account or by such other manner as the Committee shall determine in its discretion. As a condition to the grant, vesting and settlement of this Award and as set forth in Article 18 of the Plan, Employee hereby agrees to make adequate provision for the satisfaction of (and will indemnify the Company and any Subsidiary or affiliate for) any applicable taxes or tax withholdings, social contributions, required deductions, or other payments, if any (“Tax-Related Items”), which arise upon the grant, vesting or settlement of this Award, ownership or disposition of Common Shares, receipt of dividends, if any, or otherwise in connection with this Award or the Common Shares, including, if applicable, hypothetical tax obligations imposed under any expatriate tax policy maintained by the Company. Regardless of any action the Company or any Subsidiary or affiliate takes with respect to any or all applicable Tax-Related Items, Employee acknowledges and agrees that the ultimate liability for all Tax-Related Items is and remains Employee’s responsibility and may exceed any amount actually withheld by the Company or any Subsidiary or affiliate. Employee further acknowledges and agrees that Employee is solely responsible for filing all relevant documentation that may be required in relation to this Award or any Tax-Related Items other than filings or documentation that is the specific obligation of the Company or any Subsidiary or affiliate pursuant to applicable law, such as but not limited to personal income tax returns or reporting statements in relation to the grant, vesting or settlement of this Award, the holding of Common Shares or any bank or brokerage account, the subsequent sale of Common Shares, and the receipt of any dividends. Employee further acknowledges that the Company makes no representations or undertakings regarding the treatment of any Tax-Related Items and does not commit to and is under no obligation to structure the terms or any aspect of the Award to reduce or eliminate Employee’s liability for Tax-Related Items or achieve any particular tax result. Employee also understands that applicable laws may require varying Common Share or Award valuation methods for purposes of calculating Tax-Related Items, and the Company assumes no responsibility or liability in relation to any such valuation or for any calculation or reporting of income or Tax-Related Items that may be required of Employee under applicable laws. Further, if Employee has become subject to Tax-Related Items in more than one jurisdiction, Employee acknowledges that the Company or any Subsidiary or affiliate may be required to withhold or account for Tax-Related Items in more than one jurisdiction.
10. Privacy. By executing this Agreement, Employee understands that personal data about Employee will be collected, maintained and processed, including Employee’s name, home address, home telephone number and email address, social security number, assets and income information, birth date, hire date, termination date, other employment information, citizenship, and marital status, and the name, social security number and birth date of Employee’s designated beneficiaries (“Personal Data”), by the Company and the Company’s service providers for the purposes of (i) administering the Plan (including ensuring that the conditions of transfer are satisfied from the Grant Date through the Distribution Date); (ii) providing Employee with services in connection with Employee’s participation in the Plan; and (iii) meeting legal and regulatory requirements (“Permitted Purposes”). The Company will collect, process and use Employee’s Personal Data in order to execute its contractual obligations with Employee and to comply with its legal obligations. Employee’s Personal Data will not be processed or retained for longer than is necessary for the Permitted Purposes, unless a longer retention period is required or permitted by law.
Employee’s Personal Data is collected from the following sources:

(a)	from this Agreement, investor questionnaires or other forms that Employee submits to the Company or contracts that Employee enters into with the Company;

(b)	from Employee’s transactions with the Company, the Company’s affiliates and service providers;

(c)	from Employee’s employment records with the Company; and

(d)	from meetings, telephone conversations and other communications with Employee.
In addition, Employee further understands that the Company may disclose Employee’s Personal Data to the Company’s third party service providers and affiliates and other entities in connection with the services the Company provides related to Employee’s participation in the Plan, including:

(a)	financial service providers, such as broker-dealers, custodians, banks and others used to finance or facilitate transactions by, or operations of, the Plan;

(b)	other service providers to the Plan, such as accounting, legal, or tax preparation services;

(c)	regulatory authorities; and

(d)	transfer agents, portfolio companies, brokerage firms and the like, in connection with distributions to Plan participants.
Where Employee’s Personal Data is provided to service providers, the Company requires that such parties agree to process Employee’s Personal Data in accordance with the Company’s instructions and to use appropriate measures to protect the confidentiality and security of Personal Data.
Employee’s Personal Data is maintained on the Company’s networks and the networks of the Company’s service providers, which may be in the United States or other countries other than the country in which this Award was granted, which may have privacy laws that are different from those of the recipient country.
The criteria used to retain Personal Data include:

•	The length of time we have an ongoing relationship with you;

•	Whether there is a legal obligation to which we are subject (for example, certain laws require us to keep records for a certain period of time before we can delete them); or

•	Whether retention is advisable in light of our legal position (such as in regard to applicable statutes of limitations, litigation or regulatory investigations).
Employee may request to access Employee’s Personal Data to verify its accuracy, update Employee’s Personal Data and/or request a copy of Employee’s Personal Data or request to delete Personal Data or restrict or object to the use of Personal Data processing by contacting Employee’s local Human Resources representative. The Company will respond consistent with applicable law. Employee may obtain account transaction information online or by contacting the Plan record keeper as described in the Plan enrollment materials. Employee further acknowledges that the terms of this Agreement will also apply with respect to other Awards Employee received in any prior year under the Plan.
10A. Consent. If Employee is not employed in the European Economic Area, by signing this Agreement, Employee hereby consents to the terms and conditions in paragraph 10.
11. No Additional Rights. Benefits under this Plan are not guaranteed. The grant of Awards is a one-time benefit and does not create any contractual or other right or claim to any future grants of Awards under the Plan, nor does a grant of Awards guarantee future participation in the Plan, even if other Awards have been granted repeatedly in the past. All decisions with respect to this Award or future grants of any Awards, if any, will be at the sole discretion of the Committee. The value of Employee’s Awards is an extraordinary item outside the scope of Employee’s employment contract, if any. Employee’s Awards are not part of normal or expected compensation for purposes of calculating any severance, resignation, redundancy, end-of-service payments, bonuses, long-term service awards, pension or retirement benefits (except as otherwise provided by the terms of any U.S.-qualified retirement or pension plan maintained by the Company or any of its Subsidiaries), or similar payments. By accepting the terms of this Agreement, Employee further agrees to these same terms and conditions with respect to any other Awards Employee received in any prior year under the Plan.
12. Amendment of This Agreement. The Board may at any time amend, suspend or terminate the Plan; provided, however, that no amendment, suspension or termination of the Plan or the Award shall adversely affect the Award in any material way without written consent of Employee.
13. Notices. Notices hereunder shall be in writing, and if to the Company, may be delivered personally to the Compensation Department or such other party as designated by the Company or mailed to its principal office at 10400 Fernwood Road, Bethesda, Maryland 20817, addressed to the attention of the Stock Option Administrator (Department

935.40), and if to Employee, may be delivered personally or mailed to Employee at his or her address on the records of the Company. The Company may also, in its sole discretion, decide to deliver any documents related to Employee’s current or future participation in the Plan, this Award, any Common Shares, or any other Company-related documents by electronic means. By accepting this Award, whether electronically or otherwise, Employee hereby consents to receive such documents by electronic delivery and agrees to participate in the Plan through an on-line or electronic system established and maintained by the Company or a third party designated by the Company, including but not limited to the use of electronic signatures or click-through electronic acceptance of terms and conditions. To the extent Employee has been provided with a copy of this Agreement, the Plan, or any other documents relating to this Award in a language other than English, the English language documents will prevail in case of any ambiguities or divergences as a result of translation.
14. Successors and Assigns. This Agreement shall bind and inure to the benefit of the parties hereto and the successors and assigns of the Company and, to the extent provided in the Plan, to the personal representatives, legatees and heirs of Employee.
15. No Effect on Employment. This Agreement is not a contract of employment or otherwise a limitation on the right of the Company to terminate the employment of Employee or to increase or decrease Employee’s compensation from the rate of compensation in existence at the time this Agreement is executed, subject to applicable law.
16. Additional (Non-U.S.) Terms and Conditions. Notwithstanding the foregoing terms and conditions of this Award, Employee acknowledges that applicable law (including but not limited to rules or regulations governing securities, foreign ownership, foreign exchange, tax, labor or other matters of any jurisdiction in which Employee may be residing or working at the time of grant of or while holding this Award or any Performance Share Units) may prevent or restrict the issuance of Common Shares under this Award or any Performance Share Units, and neither the Company nor any Subsidiary or affiliate assumes any liability in relation to this Award or any Performance Share Units or Common Shares in such case. Moreover, the Company reserves the right to impose other requirements, including additional terms and conditions, on Employee’s participation in the Plan, this Award, the Performance Share Units and corresponding Common Shares, and any other award or Common Shares acquired under the Plan, or take any other action (including forfeiture of Awards or Common Shares or the forced sale thereof) without liability, if the Company determines it is necessary or advisable in order to comply with applicable law or to facilitate the administration of the Plan. Employee agrees to sign any additional agreements or undertakings that the Company requires to accomplish the foregoing. Employee also acknowledges that applicable law may subject Employee to additional procedural or regulatory requirements that Employee is and will be solely responsible for and must fulfill. Employee further understands and agrees that, unless otherwise permitted by the Company, any cross-border transfer proceeds received upon the sale of Common Shares must be made through a locally authorized financial institution or registered foreign exchange agency and may require Employee to provide to such entity certain information regarding the transaction. Moreover, Employee understands and agrees that the future value of the underlying Common Shares is unknown and cannot be predicted with certainty and may decrease in value. Employee understands that neither the Company nor any Subsidiary or affiliate is responsible for any foreign exchange fluctuation between local currency and the United States Dollar or the selection by the Company or any Subsidiary or affiliate in its sole discretion of an applicable foreign currency exchange rate that may affect the value of the Award (or the calculation of income or Tax-Related Items thereunder). Any additional requirements, restrictions, or terms and conditions as described in this paragraph 16 or other applicable disclosures may be set forth in, but are not limited to, the Company’s Policies for Global Compliance of Equity Compensation Awards or any other agreement or addendum that may be provided to Employee. Furthermore, Employee acknowledges that the applicable laws of the country in which Employee is residing or working at the time of grant, vesting and settlement of the Award or the sale of Common Shares received pursuant to the Award (including any rules or regulations governing securities, foreign exchange, tax, labor, or other matters) may subject Employee to procedural or regulatory requirements. Employee agrees that Employee will be solely responsible for compliance with such requirements and will hold the Company and any of its affiliates harmless for any non-compliance with such requirements. Such requirements may be outlined in but are not limited to the Jurisdiction-Specific Addendum (the “Addendum”) attached hereto, which forms part of this Agreement. Notwithstanding any provision herein, Employee’s participation in the Plan shall be subject to any applicable special terms and conditions or disclosures as set forth in the Addendum. Employee hereby agrees not to bring any claims against the Company or any of its affiliates for any penalties or other adverse consequences to Employee as a result of non-compliance with these laws/rules. Employee also understands that if Employee works, resides, moves to, or otherwise is or becomes subject to applicable law or Company policies of another jurisdiction at any time, certain country-specific notices, disclaimers, and/or terms and conditions may apply to Employee from the Grant Date, unless otherwise determined by the Company in its sole discretion.
17. Governing Law. To the extent not preempted by U.S. Federal law, this Agreement and all acts and transactions pursuant hereto and the rights and obligations of the parties hereto shall be governed, construed and interpreted in accordance with the laws of the State of Maryland, without giving effect to principles of conflicts of law. For purposes of litigating any dispute that may arise directly or indirectly from this Agreement, the parties hereby submit and consent to the exclusive jurisdiction of the State of Maryland and agree that any such litigation shall be conducted only in the courts of Maryland or the federal courts of the United States located in Maryland and no other courts.
18. Adjustments. Employee acknowledges that the Performance Share Units and the Common Shares are subject to adjustment, modification and termination in certain events as provided in this Agreement and in the Plan.
19. Titles. Titles are provided herein for convenience only and are not to serve as a basis for interpretation or construction of this Agreement.
20. Entire Agreement. The Plan and this Agreement (including any exhibit, appendix or addendum hereto) constitute the entire agreement of the parties and supersede in their entirety all prior undertakings and agreements of the Company and Employee with respect to the subject matter hereof.
21. Agreement Severable. In the event that any provision of this Agreement is held illegal or invalid, the provision will be severable from, and the illegality or invalidity of the provision will not be construed to have any effect on, the remaining provisions of this Agreement.
22. Counterparts. This Agreement may be executed in one or more counterparts, including by way of any electronic signature, subject to applicable law, each of which will be deemed an original and all of which together will constitute one instrument.

IN WITNESS WHEREOF, MARRIOTT INTERNATIONAL, INC. has caused this Agreement to be signed by its Executive Vice President and Global Chief Human Resources Officer, effective the day and year first hereinabove written.

MARRIOTT INTERNATIONAL, INC.	EMPLOYEE

/s/ David A. Rodriguez	<<PARTICIPANT NAME>>
Executive Vice President and Global Chief Human Resources Officer	Signed Electronically

APPENDIX A
PERFORMANCE GOAL
The number of Performance Share Units that may be earned shall be determined based on the actual performance level achieved with respect to the following performance measure for the Performance Period. The chart below sets forth the percentage of Award at each performance level:

Performance Measure	Accomplishment vs. Target	% of Target Units Earned*

* The number of Performance Share Units earned will be interpolated for achievement between two of the accomplishment levels. No Performance Share Units will be earned for achievement below the threshold performance level.